EXHIBIT 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the use and incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement on Form S-2 of James Monroe Bancorp, Inc. (No. 333-108864) of our report, dated January 10, 2003, relating to the consolidated balance sheets of James Monroe Bancorp, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2002, 2001 and 2000. We further consent to the reference to our Firm under the caption "Experts" in the prospectus forming a part of the Registration Statement.

/s/ Yount, Hyde & Barbour, PC

Winchester, Virginia
November 4, 2003